Exhibit 99.1
Contact: Whirlpool Corporation
Media: Whirlpool Corporation Press Office, 269/923-7405
Media@Whirlpool.com
Financial: Max Tunnicliff, 269/923-2641
Investor_Relations@Whirlpool.com

WHIRLPOOL CORPORATION REPORTS SECOND-QUARTER 2018 RESULTS

•
GAAP earnings (loss) per diluted share were $(9.50) compared to $2.52 in the same prior-year period; ongoing earnings per diluted share(1) (non-GAAP) were $3.20, compared to $3.35 in the same prior-year period.

•
On a GAAP basis, second-quarter non-cash items negatively impacted results by approximately $860 million, including asset impairment charges related to the EMEA region and a preliminary settlement with the French Competition Authority ("FCA").

•	The Company delivered significant global price/mix improvement year-over-year and sequentially, and delivered positive price/mix in all regions.

•	The North America region reported strong earnings before interest and taxes (EBIT)(3) margin of 11.9 percent despite temporary U.S. industry weakness and significant cost inflation.

•	Following weak EMEA performance, the Company is taking strong actions to restore profitability in the second half of 2018.

•	The Company now expects to deliver full-year earnings per share of $0.15 to $0.75 on a GAAP basis and $14.20 to $14.80 on an ongoing basis(1).

•	The Company now expects to deliver full-year operating cash flow of approximately $1.5 billion and free cash flow of approximately $850 million(4).

•
As previously announced, the Company repurchased $1 billion of common stock with the anticipated proceeds from the sale of its Embraco compressor business; the Company intends to repurchase common stock throughout the remainder of 2018.

BENTON HARBOR, Mich., July 23, 2018 - Whirlpool Corporation (NYSE: WHR) announced today second-quarter GAAP net earnings (loss) of $(657) million, or $(9.50) per diluted share, compared to $189 million, or $2.52 per diluted share, reported for the same prior-year period. Second-quarter ongoing earnings per diluted share(1) were $3.20, compared to $3.35 in the same prior-year period.

“We are pleased to deliver margin expansion in a very challenging cost environment, driven by strong North America margins and significant global price/mix improvement during the second quarter,” said Marc Bitzer, chief executive officer of Whirlpool Corporation. “Despite these positives, our performance in EMEA was below expectations. As a result, we are taking strong actions to improve our operational execution, and remain confident that we will deliver value for our shareholders in the coming quarters.”

Second-quarter net sales were $5.1 billion, compared to $5.3 billion in the same prior-year period. Excluding the impact of currency, sales decreased 4.5 percent.

Second-quarter earnings before interest and taxes (EBIT)(2) were $(562) million, or (10.9) percent of sales, compared to $251 million, or 4.7 percent of sales, in the same prior-year period. Second-quarter ongoing EBIT(2) was $343 million, or 6.7 percent of sales, compared to $350 million, or 6.5 percent of sales, in the same prior-year period. On a GAAP and ongoing basis, EBIT margin was favorably impacted by product price/mix and restructuring benefits, which more than offset unit volume declines, raw material inflation and unfavorable foreign currency impacts. On a GAAP basis, results were negatively impacted by approximately $860 million due to an asset impairment charge related to the EMEA region and a preliminary settlement with the FCA.

During the second quarter, the Company obtained financing in an amount approximately equal to anticipated proceeds from the sale of its Embraco compressor business, and used such amounts to accelerate share repurchases through a "modified Dutch Auction" tender offer. The Company repurchased 6,269,591 shares at a price of $159.50 per share, for an aggregate cost of approximately $1 billion.

For the six months ended June 30, 2018, the Company reported cash used in operating activities of $(584) million, compared to $(191) million in the same prior-year period. The Company reported free cash flow(4) of $(725) million for the first six months of 2018, compared to $(356) million in the same prior-year period, primarily driven by volume-related working capital timing in addition to the timing of certain payments and accruals compared to the prior year.

SECOND-QUARTER REGIONAL REVIEW

Whirlpool North America

Whirlpool North America reported second-quarter net sales of $2.8 billion, compared to $2.8 billion in the same prior-year period. Excluding the impact of currency, sales decreased 2.2 percent.

The region reported second-quarter EBIT(3) of $331 million, or 11.9 percent of sales, compared to $336 million, or 11.9 percent of sales, in the same prior-year period. During the quarter, the favorable impact of product price/mix was offset by unit volume declines, raw material inflation, and higher freight costs.

Whirlpool Europe, Middle East and Africa

Whirlpool Europe, Middle East and Africa reported second-quarter net sales of $1.1 billion, compared to $1.2 billion in the same prior-year period. Excluding the impact of currency, sales decreased 12.3 percent.

The region reported second-quarter EBIT(3) of $(25) million, or (2.3) percent of sales, compared to $(2) million, or (0.2) percent of sales, in the same prior-year period. During the quarter, the favorable impacts of product price/mix and restructuring benefits were more than offset by unit volume declines, raw material inflation and unfavorable foreign currency impacts.

Whirlpool Latin America

Whirlpool Latin America reported second-quarter net sales of $852 million, compared to $986 million in the same prior-year period. Excluding the impact of currency, sales decreased 11.4 percent.

The region reported second-quarter EBIT(3) of $33 million, or 3.8 percent of sales, compared to $57 million, or 5.8 percent of sales, in the same prior-year period. During the quarter, both sales and EBIT(3) were negatively impacted by the trucker strike in Brazil.

Whirlpool Asia

Whirlpool Asia reported second-quarter net sales of $428 million, compared to $373 million in the same prior-year period. Excluding the impact of currency, sales increased 14.5 percent.

The region reported second-quarter EBIT(3) of $43 million, or 10.1 percent of sales, compared to $(30) million, or (8.0) percent of sales, in the same prior-year period. Ongoing EBIT(3) totaled $43 million, or 10.1 percent of sales, compared to $10 million, or 2.5 percent of sales, in the same prior-year period. On a GAAP and ongoing basis, the favorable impacts of an acquisition-related government incentive and product price/mix were partially offset by raw material inflation and unfavorable foreign currency impacts. Prior year GAAP results were negatively impacted by an out-of-period adjustment in our China business.

OUTLOOK

For the full-year 2018, the Company now expects GAAP earnings per diluted share of $0.15 to $0.75 and ongoing earnings per diluted share(1) of $14.20 to $14.80, as favorable product price/mix and share repurchases are expected to be more than offset by lower global revenue growth, increased expectations for global cost inflation, and weaker than expected performance in the EMEA region.

For the full-year 2018, the Company now expects to generate cash from operating activities of approximately $1.5 billion and free cash flow(4) of approximately $850 million. Included in this guidance are restructuring cash outlays of up to $300 million, pension contributions of $35 million and, with respect to free cash flow(4), capital spending of approximately $675 million.

“We expect to drive margin expansion and improved cash conversion this year through positive price/mix and strong actions in EMEA,” said Jim Peters, chief financial officer of Whirlpool Corporation. “We remain committed to our long-term value creation strategy, and will continue to fully invest in our business as we execute our balanced approach to capital allocation.”

(1) A reconciliation of ongoing earnings per diluted share, a non-GAAP financial measure, to reported net earnings per diluted share available to Whirlpool and other important information, appears below.
(2) A reconciliation of earnings before interest and taxes (EBIT) and ongoing EBIT, non-GAAP financial measures, to reported net earnings available to Whirlpool and other important information, appears below.
(3) Segment EBIT represents our consolidated EBIT broken down by the Company's reportable segments. Consolidated EBIT also includes corporate "Other/Eliminations" of $(944) million. Ongoing segment EBIT includes certain adjustments to segment EBIT, and a reconciliation and other important information, appears below.
(4) A reconciliation of free cash flow, a non-GAAP financial measure, to cash provided by (used in) operating activities and other important information, appears below.

About Whirlpool Corporation
Whirlpool Corporation (NYSE: WHR) is the number one major appliance manufacturer in the world, with approximately $21 billion in annual sales, 92,000 employees and 70 manufacturing and technology research centers in 2017. The company markets Whirlpool, KitchenAid, Maytag, Consul, Brastemp, Amana, Bauknecht, Jenn-Air, Indesit and other major brand names in nearly every country throughout the world. Additional information about the company can be found at whirlpoolcorp.com, or find us on Twitter at @WhirlpoolCorp.

Website Disclosure
We routinely post important information for investors on our website, whirlpoolcorp.com, in the "Investors" section. We intend to use this webpage as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investors section of our website, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our webpage is not incorporated by reference into, and is not a part of, this document.

Whirlpool Additional Information:
This document contains forward-looking statements about Whirlpool Corporation and its consolidated subsidiaries ("Whirlpool") that speak only as of this date. Whirlpool disclaims any obligation to update these statements. Forward-looking statements in this document may include, but are not limited to, statements regarding expected earnings per share, cash flow, productivity and raw material prices. Many risks, contingencies and uncertainties could cause actual results to differ materially from Whirlpool's forward-looking statements. Among these factors are: (1) intense competition in the home appliance industry reflecting the impact of both new and established global competitors, including Asian and European manufacturers, and the impact of the changing retail environment; (2) Whirlpool's ability to maintain or increase sales to significant trade customers and the ability of these trade customers to maintain or increase market share; (3) Whirlpool's ability to maintain its reputation and brand image; (4) the ability of Whirlpool to achieve its business plans, productivity improvements, and cost control objectives, and to leverage its global operating platform, and accelerate the rate of innovation; (5) Whirlpool's ability to obtain and protect intellectual property rights; (6) acquisition and investment-related risks, including risks associated with our past acquisitions, and risks associated with our increased presence in emerging markets; (7) risks related to our international operations, including changes in foreign regulations, regulatory compliance and disruptions arising from political, legal and economic instability; (8) information technology system failures, data security breaches, network disruptions, and cybersecurity attacks; (9) product liability and product recall costs; (10) the ability of suppliers of critical parts, components and manufacturing equipment to deliver sufficient quantities to Whirlpool in a timely and cost-effective manner; (11) our ability to attract, develop and retain executives and other qualified employees; (12) the impact of labor relations; (13) fluctuations in the cost of key materials (including steel, resins, copper and aluminum) and components and the ability of Whirlpool to offset cost increases; (14) Whirlpool's ability to manage foreign currency fluctuations; (15) impacts from goodwill impairment and related charges; (16) triggering events or circumstances impacting the carrying value of our long-lived assets; (17) inventory and other asset risk; (18) the uncertain global economy and changes in economic conditions which affect demand for our products; (19) health care cost trends, regulatory changes and variations between results and estimates that could increase future funding obligations for pension and postretirement benefit plans; (20) litigation, tax, and legal compliance risk and costs, especially if materially different from the amount we expect to incur or have accrued for, and any disruptions caused by the same; (21) the effects and costs of governmental investigations or related actions by third parties; and (22) changes in the legal and regulatory environment including environmental, health and safety regulations, and taxes and tariffs.

Additional information concerning these and other factors can be found in Whirlpool's filings with the Securities and Exchange Commission, including the most recent annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K. The number one major appliance manufacturer in the world claim is based on most recently available publicly reported annual revenues among leading appliance manufacturers.

WHIRLPOOL CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF COMPREHENSIVE INCOME (LOSS) (UNAUDITED)
FOR THE PERIODS ENDED JUNE 30
(Millions of dollars, except per share data)

	Three Months Ended		Six Months Ended
	2018	2017	2018	2017
Net sales	$5,140	$5,347	$10,051	$10,133
Expenses
Cost of products sold	4,260	4,471	8,359	8,431
Gross margin	880	876	1,692	1,702
Selling, general and administrative	541	526	1,046	1,025
Intangible amortization	20	17	40	34
Restructuring costs	44	59	188	105
Impairment of goodwill and other intangibles	747	—	747	—
Operating profit (loss)	(472)	274	(329)	538
Other (income) expense
Interest and sundry (income) expense	90	23	82	48
Interest expense	47	39	89	80
Earnings (loss) before income taxes	(609)	212	(500)	410
Income tax expense	30	33	45	73
Net earnings (loss)	(639)	179	(545)	337
Less: Net earnings (loss) available to noncontrolling interests	18	(10)	18	(5)
Net earnings (loss) available to Whirlpool	$(657)	$189	$(563)	$342
Per share of common stock
Basic net earnings (loss) available to Whirlpool	$(9.50)	$2.55	$(8.03)	$4.60
Diluted net earnings (loss) available to Whirlpool	$(9.50)	$2.52	$(8.03)	$4.53
Dividends declared	$1.15	$1.10	$2.25	$2.10
Weighted-average shares outstanding (in millions)
Basic	69.1	74.0	70.1	74.4
Diluted	69.1	75.1	70.1	75.6

Comprehensive income (loss)	$(802)	$170	$(703)	$408

WHIRLPOOL CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(Millions of dollars, except share data)

	(Unaudited)
	June 30, 2018	December 31, 2017
Assets
Current assets
Cash and cash equivalents	$1,057	$1,196
Accounts receivable, net of allowance of $143 and $157, respectively	2,464	2,665
Inventories	3,032	2,988
Prepaid and other current assets	946	1,081
Assets held for sale	884	—
Total current assets	8,383	7,930
Property, net of accumulated depreciation of $6,095 and $6,825, respectively	3,427	4,033
Goodwill	2,499	3,118
Other intangibles, net of accumulated amortization of $498 and $476, respectively	2,354	2,591
Deferred income taxes	2,072	2,013
Other noncurrent assets	335	353
Total assets	$19,070	$20,038
Liabilities and stockholders' equity
Current liabilities
Accounts payable	$4,051	$4,797
Accrued expenses	785	674
Accrued advertising and promotions	597	853
Employee compensation	314	414
Notes payable	1,796	450
Current maturities of long-term debt	262	376
Other current liabilities	815	941
Liabilities held for sale	525	—
Total current liabilities	9,145	8,505
Noncurrent liabilities
Long-term debt	4,781	4,392
Pension benefits	931	1,029
Postretirement benefits	336	352
Other noncurrent liabilities	533	632
Total noncurrent liabilities	6,581	6,405
Stockholders' equity
Common stock, $1 par value, 250 million shares authorized, 112 million shares issued, and 65 million and 71 million shares outstanding, respectively	112	112
Additional paid-in capital	2,766	2,739
Retained earnings	6,701	7,352
Accumulated other comprehensive loss	(2,506)	(2,331)
Treasury stock, 47 million and 41 million shares, respectively	(4,675)	(3,674)
Total Whirlpool stockholders' equity	2,398	4,198
Noncontrolling interests	946	930
Total stockholders' equity	3,344	5,128
Total liabilities and stockholders' equity	$19,070	$20,038

WHIRLPOOL CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE PERIODS ENDED JUNE 30
(Millions of dollars)

	Six Months Ended
	2018	2017
Operating activities
Net earnings (loss)	$(545)	$337
Adjustments to reconcile net earnings to cash provided by (used in) operating activities:
Depreciation and amortization	339	319
Impairment of goodwill and other intangibles	747	—
Changes in assets and liabilities:
Accounts receivable	(103)	(179)
Inventories	(399)	(522)
Accounts payable	(287)	175
Accrued advertising and promotions	(226)	(108)
Accrued expenses and current liabilities	191	(78)
Taxes deferred and payable, net	(66)	(84)
Accrued pension and postretirement benefits	(46)	(35)
Employee compensation	(31)	(2)
Other	(158)	(14)
Cash used in operating activities	(584)	(191)
Investing activities
Capital expenditures	(194)	(210)
Proceeds from sale of assets and business	27	4
Proceeds from held-to-maturity securities	60	—
Investment in related businesses	(2)	(32)
Other	—	(5)
Cash used in investing activities	(109)	(243)
Financing activities
Proceeds from borrowings of long-term debt	700	—
Repayments of long-term debt	(376)	(260)
Net proceeds from short-term borrowings	1,398	1,052
Dividends paid	(159)	(155)
Repurchase of common stock	(1,001)	(350)
Common stock issued	7	32
Other	—	(6)
Cash provided by financing activities	569	313
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(42)	39
Decrease in cash, cash equivalents and restricted cash	(166)	(82)
Cash, cash equivalents and restricted cash at beginning of period	1,293	1,240
Cash, cash equivalents and restricted cash at end of period	$1,127	$1,158

SUPPLEMENTAL INFORMATION - CONSOLIDATED FINANCIAL STATEMENTS RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(Millions of dollars except per share data)
(Unaudited)

We supplement the reporting of our financial information determined under U.S. generally accepted accounting principles (GAAP) with certain non-GAAP financial measures, some of which we refer to as "ongoing" measures, including earnings before interest and taxes (EBIT), EBIT margin, ongoing EBIT, ongoing EBIT margin, ongoing earnings, ongoing earnings per diluted share, ongoing segment EBIT, ongoing segment EBIT margin, sales excluding currency, ongoing net sales and free cash flow. Ongoing measures exclude items that may not be indicative of, or are unrelated to, results from our ongoing operations and provide a better baseline for analyzing trends in our underlying businesses. Sales excluding foreign currency is calculated by translating the current period net sales, in functional currency, to U.S. dollars using the prior-year period’s exchange rate compared to the prior-year period net sales. Management believes that sales excluding foreign currency provides stockholders with a clearer basis to assess our results over time, excluding the impact of exchange rate fluctuations. Management believes that free cash flow provides investors and stockholders with a relevant measure of liquidity and a useful basis for assessing the company's ability to fund its activities and obligations.The Company provides free cash flow related metrics, such as free cash flow as a percentage of net sales, as long-term management goals, not an element of its annual financial guidance, and as such does not provide a reconciliation of free cash flow to cash provided by (used in) operating activities, the most directly comparable GAAP measure, for these long-term goal metrics. Any such reconciliation would rely on market factors and certain other conditions and assumptions that are outside of the company’s control. We believe that these non-GAAP measures provide meaningful information to assist investors and stockholders in understanding our financial results and assessing our prospects for future performance, and reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP financial measures, provide a more complete understanding of our business. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names. These ongoing financial measures should not be considered in isolation or as a substitute for reported, net earnings available to Whirlpool per diluted share, net earnings, net earnings available to Whirlpool, net sales, and cash provided by (used in) operating activities, the most directly comparable GAAP financial measures. We also disclose segment EBIT and ongoing segment EBIT as important financial metrics used by the Company's Chief Operating Decision Maker to evaluate performance and allocate resources in accordance with ASC 280 - Segment Reporting. GAAP net earnings available to Whirlpool per diluted share and ongoing earnings per diluted share are presented net of tax, while individual adjustments in each reconciliation are presented on a pre-tax basis; the income tax impact line item aggregates the tax impact for these adjustments. The tax impact of individual line item adjustments may not foot precisely to the aggregate income tax impact amount, as each line item adjustment may include non-taxable components. Prior-period comparisons have been recast to reflect the tax impact of adjustments as a single adjustment. Historical quarterly earnings per share amounts are presented based on a normalized tax rate adjustment to reconcile quarterly tax rates to full-year tax rate expectations. We strongly encourage investors and stockholders to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

Second-Quarter 2018 Ongoing Earnings Before Interest and Taxes and Ongoing Earnings per Diluted Share

The reconciliation provided below reconciles the non-GAAP financial measures ongoing EBIT and ongoing earnings per diluted share, with the most directly comparable GAAP financial measures, net earnings (loss) available to Whirlpool and net earnings (loss) per diluted share available to Whirlpool, for the three months ended June 30, 2018. Ongoing EBIT margin is calculated by dividing ongoing EBIT by net sales. EBIT margin is calculated by dividing EBIT by net sales. The earnings per diluted share GAAP measure and ongoing measure are presented net of tax, while each adjustment is presented on a pre-tax basis. The aggregate income tax impact of the taxable components of each adjustment is presented in the income tax impact line item at our second-quarter adjusted effective tax rate of 20%.

	Three Months Ended
	June 30, 2018
	Earnings before interest & taxes(5)	Earnings per diluted share
Reported measure	$(562)	$(9.50)
Restructuring expense(a)	44	0.64
France antitrust settlement (d)	114	1.65
Impairment of goodwill and intangibles (e)	747	10.81
Income tax impact	—	(0.13)
Normalized tax rate adjustment(b)	—	(0.23)
Share count adjustment*	—	(0.04)
Ongoing measure	$343	$3.20

Earnings Before Interest & Taxes Reconciliation:

Net earnings (loss) available to Whirlpool	$(657)
Net earnings (loss) available to noncontrolling interests	18
Income tax expense (benefit)	30
Interest expense	47
Earnings before interest & taxes(5)	$(562)

Note: Numbers may not reconcile due to rounding

* As a result of our current period GAAP earnings loss, the impact of antidilutive shares was excluded from the loss per share calculation on a GAAP basis. The share count adjustment used in the calculation of the second-quarter ongoing earnings per diluted share includes basic shares outstanding of 69.1 million plus the impact of antidilutive shares of 0.9 million which were excluded on a GAAP basis.

Second-Quarter 2017 Ongoing Earnings Before Interest and Taxes and Ongoing Earnings per Diluted Share

The reconciliation provided below reconciles the non-GAAP financial measures ongoing earnings before interest and taxes and ongoing earnings per diluted share, with the most directly comparable GAAP financial measures, net earnings available to Whirlpool and net earnings per diluted share available to Whirlpool, for the three months ended June 30, 2017. Ongoing EBIT margin is calculated by dividing ongoing EBIT by ongoing net sales. Ongoing net sales excludes $(32) million primarily related to an adjustment for trade promotion accruals in prior periods. EBIT margin is calculated by dividing EBIT by net sales. The earnings per diluted share GAAP measure and ongoing measure are presented net of tax, while each adjustment is presented on a pre-tax basis. The aggregate income tax impact of the taxable components of each adjustment is presented in the income tax impact line item at our second-quarter adjusted effective tax rate of 19.1%.

	Three Months Ended
	June 30, 2017
	Earnings before interest & taxes(5)	Earnings per diluted share
Reported measure	$251	$2.52
Restructuring expense(a)	59	0.78
Out-of-period adjustment(c)	40	0.27
Income tax impact	—	(0.20)
Normalized tax rate adjustment(b)	—	(0.02)
Ongoing measure	$350	$3.35

Earnings Before Interest & Taxes Reconciliation:

Net earnings (loss) available to Whirlpool	$189
Net earnings (loss) available to noncontrolling interests	(10)
Income tax expense (benefit)	33
Interest expense	39
Earnings before interest & taxes(5)	$251

Note: Numbers may not reconcile due to rounding

Ongoing Segment Earnings Before Interest and Taxes

The reconciliation provided below reconciles the non-GAAP financial measure ongoing segment EBIT with reported EBIT, for the three months ended June 30, 2018. Ongoing segment EBIT margin is calculated by dividing ongoing segment EBIT by segment net sales.

	Three Months Ended
	June 30, 2018
	Segment earnings before interest and taxes	Restructuring expense(a)	France antitrust settlement (d)	Impairment of goodwill and intangibles (e)	Ongoing segment earnings before interest and taxes
North America	$331	$—	$—	$—	$331
EMEA	(25)	—	—	—	(25)
Latin America	33	—	—	—	33
Asia	43	—	—	—	43
Other/Eliminations	(944)	44	114	747	(39)
Total Whirlpool Corporation	$(562)	$44	$114	$747	$343

The reconciliation provided below reconciles the non-GAAP financial measure ongoing segment EBIT with reported EBIT, for the three months ended June 30, 2017. Ongoing segment EBIT margin is calculated by dividing ongoing segment EBIT by ongoing segment net sales. Ongoing net sales excludes $(32) million primarily related to an adjustment for trade promotion accruals in prior periods.

	Three Months Ended
	June 30, 2017
	Segment earnings before interest and taxes	Restructuring expense(a)	Out-of-period adjustment(c)	Ongoing segment earnings before interest and taxes
North America	$336	$—	$—	$336
EMEA	(2)	—	—	(2)
Latin America	57	—	—	57
Asia	(30)	—	40	10
Other/Eliminations	(110)	59	—	(51)
Total Whirlpool Corporation	$251	$59	$40	$350

Note: Numbers may not reconcile due to rounding

Full-Year 2018 Ongoing Earnings Before Interest and Taxes and Ongoing Earnings per Diluted Share

The reconciliation provided below reconciles the non-GAAP financial measures ongoing earnings before interest and taxes and ongoing earnings per diluted share, with the most directly comparable GAAP financial measures, net earnings available to Whirlpool and net earnings per diluted share available to Whirlpool, for the twelve months ending December 31, 2018. Ongoing EBIT margin is calculated by dividing ongoing EBIT by net sales. EBIT margin is calculated by dividing EBIT by net sales. The earnings per diluted share GAAP measure and ongoing measure are presented net of tax, while each adjustment is presented on a pre-tax basis. Our anticipated full-year GAAP tax rate of approximately 70% includes the nondeductible earnings impact of the impairment of goodwill and intangibles of $747 million and the preliminary France antitrust settlement charge of $114 million. The aggregate income tax impact of the taxable components of each adjustment is presented in the income tax impact line item at our anticipated full-year adjusted tax rate of approximately 20%.

	Twelve Months Ending
	December 31, 2018
	Earnings before interest & taxes(5)	Earnings per diluted share
Reported measure	$405	$0.15 - $0.75
Restructuring expense(a)	200	2.92
France antitrust settlement (d)	114	1.67
Impairment of goodwill and intangibles (e)	747	10.91
Income tax impact	—	(0.58)
Normalized tax rate adjustment(b)	—	(0.87)
Ongoing measure	$1,465	$14.20 - $14.80

(5) Earnings Before Interest & Taxes (EBIT) is a non-GAAP measure. The Company does not provide a forward-looking quantitative reconciliation of EBIT to the most directly comparable GAAP financial measure, net earnings available to Whirlpool, because the net earnings available to noncontrolling interests item of such reconciliation -- which has historically represented a relatively insignificant amount of the Company's overall net earnings -- implicates the Company's projections regarding the earnings of the Company's non wholly-owned subsidiaries and joint ventures that cannot be quantified precisely or without unreasonable efforts.

Note: Numbers may not reconcile due to rounding

Full-Year 2017 Ongoing Earnings Before Interest and Taxes and Ongoing Earnings per Diluted Share

The reconciliation provided below reconciles the non-GAAP financial measures ongoing earnings before interest and taxes and ongoing earnings per diluted share, with the most directly comparable GAAP financial measures, net earnings available to Whirlpool and net earnings per diluted share available to Whirlpool, for the twelve months ended December 31, 2017. Ongoing EBIT margin is calculated by dividing ongoing EBIT by ongoing net sales. EBIT margin is calculated by dividing EBIT by net sales. Ongoing net sales excludes $(35) million primarily related to an adjustment for trade promotion accruals in the second and third quarters. The earnings per diluted share GAAP measure and ongoing measure are presented net of tax, while each adjustment is presented on a pre-tax basis. The aggregate income tax impact of the taxable components of each adjustment is presented in the income tax impact line item at our full-year tax rate of 14.7%.

	Twelve Months Ended
	December 31, 2017
	Earnings before interest & taxes(5)	Earnings per diluted share
Reported measure	$1,049	$4.70
Restructuring expense(a)	275	3.70
Out-of-period adjustment(c)	40	0.27
Income tax impact	—	(0.56)
Normalized tax rate adjustment(b)	—	5.63
Ongoing measure	$1,364	$13.74

Earnings Before Interest & Taxes Reconciliation:

Net earnings (loss) available to Whirlpool	$350
Net earnings (loss) available to noncontrolling interests	(13)
Income tax expense (benefit)	550
Interest expense	162
Earnings before interest & taxes(5)	$1,049

Note: Numbers may not reconcile due to rounding

Footnotes:

a.
RESTRUCTURING EXPENSE - In 2014, we completed the acquisition of Indesit S.p.A., which, due to its size, materially changed our European footprint. In 2017, these costs were primarily related to Indesit restructuring and creating a more streamlined and efficient European operation, and also relate to certain other unique restructuring events. In 2018, these costs are primarily related to Indesit restructuring and an Embraco plant closure in Italy, and also relate to certain other unique restructuring events.

b.
NORMALIZED TAX RATE ADJUSTMENT - During the second quarter of 2018, we calculated ongoing diluted EPS using an adjusted tax rate of 20% to reconcile to our anticipated adjusted full-year effective tax rate of approximately 20%. Our 2018 normalized tax rate excludes the tax impact of impairment of goodwill and intangibles of $747 million and the preliminary France antitrust settlement charge of $114 million. Normalized tax rate adjustment for full-year 2017 includes a one-time non-cash charge of approximately $420 million related to tax reform.

c.
OUT-OF-PERIOD ADJUSTMENT - During 2017, we adjusted our Asia operating segment results for out-of-period trade promotion accruals. The 2017 total impact of these out-of-period adjustments was a decrease to net sales of approximately $35 million and an increase to other operating expenses of approximately $8 million, before tax. These adjustments resulted in a decrease to net earnings available to Whirlpool of approximately $16 million and a decrease of $0.22 in diluted earnings per share.

d.
PRELIMINARY FRANCE ANTITRUST SETTLEMENT - In 2013, the French Competition Authority ("FCA") commenced an investigation of appliance manufacturers and retailers, including Whirlpool and Indesit operations in France. With respect to the first part of the investigation, the Company agreed to a preliminary settlement with the FCA staff in the second quarter of 2018. The agreement establishes a settlement range between $111 million and $134 million. The settlement must be approved by the FCA's college of commissioners, which also determines the final settlement amount within the agreed range.The expenses reflected in the table represent the reserve taken and associated legal fees. The Company expects to pay final settlement amounts in 2019. The second part of the investigation remains ongoing.

e.
IMPAIRMENT OF GOODWILL AND INTANGIBLES - During the second quarter of 2018, we performed a quantitative assessment of the EMEA region's goodwill and intangible assets for impairment. Based on a third-party assessment, we concluded that fair value of equity did not exceed its carrying value and therefore goodwill and intangible assets were impaired. The impact of this impairment was $168 million to intangible assets and $579 million to goodwill in the second quarter of 2018.

Free Cash Flow

As defined by the Company, free cash flow is cash provided by (used in) operating activities after capital expenditures, proceeds from the sale of assets and businesses and changes in restricted cash. The reconciliation provided below reconciles six months ended June 30, 2018 and 2017 and projected 2018 full-year free cash flow with cash provided by (used in) operating activities, the most directly comparable GAAP financial measure. Free cash flow as a percentage of net sales is calculated by dividing free cash flow by net sales.

	Six Months Ended June 30,
(millions of dollars)	2018	2017	2018 Outlook
Cash provided by (used in) operating activities	$(584)	$(191)	~$1,525
Capital expenditures, proceeds from sale of assets/businesses and change in restricted cash*	(141)	(165)	~(675)
Free cash flow	$(725)	$(356)	~$850

Cash provided by (used in) investing activities**	$(109)	$(243)
Cash provided by financing activities**	$569	$313

*The change in restricted cash relates to the private placement funds paid by Whirlpool to acquire majority control of Whirlpool China (formerly Hefei Sanyo) and which are used to fund capital and technical resources to enhance Whirlpool China’s research and development and working capital, as required by the terms of the Hefei Sanyo acquisition completed in October 2014.

**Financial guidance on a GAAP basis for cash provided by (used in) financing activities and cash provided by (used in) investing activities has not been provided because in order to prepare any such estimate or projection, the Company would need to rely on market factors and certain other conditions and assumptions that are outside of its control.

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